EXHIBIT 99.1

Applied Industrial Technologies Completes Acquisition of FCX Performance, Inc.

Company Updates Guidance for Fiscal 2018 and
Provides Initial Guidance for Impact of Transaction on Fiscal 2019

CLEVELAND, OH (February 1, 2018) - Applied Industrial Technologies (NYSE: AIT) today announced it has completed the previously announced acquisition of FCX Performance, Inc. (FCX), a leading distributor of specialty process flow control products and services. Based in Columbus, Ohio, FCX operates 68 locations with more than 1,000 team members. The total purchase price of the acquisition after contractual working capital adjustments was approximately $784 million, and was financed with a new credit facility comprised of a $780 million Term Loan A and a $250 million revolver.

In conjunction with this announcement, the Company has updated its guidance regarding the impact of the acquisition on its fiscal year 2018 results. The transaction is expected to be dilutive in fiscal year 2018 (ending June 30, 2018) by ($0.11) to ($0.21), which represents an approximate $0.05 per share improvement from the initial guidance provided on January 9, 2018. The updated guidance includes the adverse impact of ($0.12) to ($0.13) in one-time transaction-related cash charges. This results in updated EPS guidance for fiscal year 2018 of $3.19 to $3.39 per share, on sales that are anticipated to be 15% to 16% higher year-over-year inclusive of the acquisition.

The acquisition is anticipated to contribute approximately $557 million in sales and $68 million in EBITDA in the first 12 months of Applied’s ownership, prior to recognition of one-time transaction-related charges. Full-year cash flow from operations for the first 12 months of Applied’s ownership is expected to approximate 0.95x to 1.0x expected EBITDA. Additionally, the transaction is projected to be accretive in fiscal year 2019 by $0.10 to $0.20, inclusive of ($0.68) to ($0.77) per share impact of non-cash intangible amortization expense.

Neil A. Schrimsher, President & Chief Executive Officer, commented, “We are pleased to complete this transaction and welcome FCX to the Applied organization. Our combined product offering and value-added capabilities further enhance our differentiation, and provide significant opportunities for growth. We look forward to working with the FCX team and building on our strengths to serve our customers and create value for all of our stakeholders.”

For further details regarding this transaction, please refer to the Applied-FCX Acquisition Overview tear sheet in the Investor Relations section of Applied’s website at www.applied.com.

About Applied
Founded in 1923, Applied Industrial Technologies is a leading distributor of bearings, power transmission products, engineered fluid power, specialty flow control solutions, and other industrial supplies, serving MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber, fluid power, and flow control shop services. Applied also offers storeroom services and inventory management solutions that provide added value to its customers. For more information, visit www.applied.com.

Safe Harbor and Non-GAAP Financial Measures
This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases, and Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “guidance,” “expect,” “projection,” “anticipate” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors, including: Applied’s financial and operational performance following the completion of the proposed transaction; Applied's ability to successfully integrate the business, and realize the strategic and other benefits of the acquisition; the timing of when the acquisition will be accretive to earnings; trends in the industrial sector of the economy; and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

This press release includes certain forward-looking financial measures that are not presented in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures are numerical measures of financial performance that exclude or include amounts so as to be different than the most directly comparable measure that would be presented in accordance with GAAP in Applied’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. Applied’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. These forward-looking non-GAAP financial measures are intended to provide additional information to investors regarding Applied’s current expectations surrounding the FCX acquisition. We do not attempt to reconcile these measures with the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments identified below, the amounts of which could be material.

One non-GAAP measure, estimated EBITDA, represents a current estimate of FCX’s forward 12-month post-acquisition net income adjusted to exclude interest expense, income taxes, depreciation and amortization, as well as other adjustments described below. In addition, this press release includes a non-GAAP reference to the expected impact of the transaction on Applied’s earnings per share, based on current projections for the acquired business, excluding first-year transaction-related costs.

Forward EBITDA projections were developed based on FCX’s trailing 12-month actual results for the period ended September 30, 2017, as adjusted to conform accounting policies with Applied and normalized to exclude certain one-time items and approximate results under Applied’s ownership, based on quality of earnings reviews prepared by third parties. The adjusted historical base was then further adjusted for a non-material acquisition made by FCX in December 2017 and for additional financial performance information presented by FCX for the two months ended November 30, 2017. Estimated forward 12-month post-acquisition EBITDA assumes market sales growth, modest improvement in gross margins based on current FCX initiatives and estimated synergies, including both synergies from the integration of acquisitions completed by FCX prior to the closing date as well as synergies available as a result of Applied’s ownership.

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CONTACT INFORMATION

INVESTOR RELATIONS
David K. Wells
Vice President - Chief Financial Officer & Treasurer
216-426-4755

CORPORATE & MEDIA RELATIONS
Julie A. Kho
Manager, Public Relations
216-426-4483